As filed with the Securities and Exchange Commission on June 19, 2008
Registration No. 333-150979
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANCOCK FABRICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5940	64-0740905
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One Fashion Way, Baldwyn, MS 38824 (662) 365-6000
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Robert W. Driskell
Senior Vice President and Chief Financial Officer
One Fashion Way
Baldwyn, MS 38824
(662) 365-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sam D. Chafetz, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue
Memphis, TN 38103
(901) 577-2148

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee
Subscription Rights	N/A(1)	N/A	N/A	N/A
Floating Rate Secured notes	$20,000,000(2)	$1,000.00	$20,000,000(2)	$786(3)
Floating Rate Secured in-kind notes	$2,000,000(4)	$1,000.00	$2,000,000	$79(3)
Warrants to purchase Common Stock	9,500,000(5)	N/A	N/A	N/A(6)
Common Stock, par value $0.01 per share, issuable upon exercise of Warrants	10,450,000(7)	$1.24(8)	$12,958,000	$509(9)
Total Registration Fee				$1,374(10)

(1)	We are granting at no cost to holders of our outstanding common stock transferable subscription rights to purchase an aggregate of $20,000,000 of our floating rate secured notes and accompanying warrants.
(2)	Represents the aggregate principal amount of the notes being registered.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	Represents additional floating rate secured notes that may be issued by our company to noteholders in lieu of cash payments of interest for the initial four quarterly interest payments due on the notes.
(5)	Represents 9,500,000 warrants, each of which is exercisable for one share of common stock.
(6)	Pursuant to Rule 457(g) under the Securities Act, no registration fee is required with respect to the warrants.
(7)	Pursuant to Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions. Represents 110% of the shares currently issuable upon exercise of the warrants.

(8)	The per share exercise price of the warrants is equal to the greater of (i) $1.00 per share and (ii) the volume weighted average trading price per share for the 30 days prior to issuance. For purposes of the calculation of the registration fee, we have based the exercise price on the last sale reported on the Over-the-Counter Bulletin Board quotation service on May 12, 2008.

(9)	Calculated pursuant to Rule 457(g) under the Securities Act based on the last sale reported on the Over-the-Counter Bulletin Board quotation service on May 12, 2008.

(10)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Hancock Fabrics, Inc.

Transferable Rights to Purchase $20,000,000 Floating Rate Secured Notes &
Warrants to Purchase 9,500,000 Shares of Common Stock

We are offering to holders of shares of our common stock as of June 17, 2008, and other persons as described below, the transferable right to purchase an aggregate of up to $20,000,000 principal amount of our floating rate secured notes and warrants to purchase up to 9,500,000 shares of our common stock.

Every 970 shares of our common stock entitles the holder to receive one right to purchase a note in the principal amount of $1,000 and receive a warrant to purchase 400 shares of our common stock at no additional cost. Stockholders who own fewer than 970 shares do not have the right to participate in this rights offering.

Notes	Warrants

•   $1,000 Purchase Price

•   Interest at LIBOR plus 4.50%, payable quarterly

•   Interest for the first four quarters may be paid by the issuance of additional notes. If we elect to issue additional notes the interest for the period will be equal to LIBOR plus 5.50% rather than LIBOR plus 4.50%

•   Matures 5 years from date of issuance

•   Secured by a junior lien on all of our assets

•   Subordinated to senior credit facility

•   Not convertible

•   Warrant to purchase 400 shares of common stock per each $1,000 note

•   Exercisable at a price per share equal to the greater of (i) $1.00 and (ii) the volume weighted average trading price for 30 days prior to the 3rd business day before issuance

•   Exercisable upon the date of issuance

•   Terminates 5 years from date of issuance

We have an agreement with Sopris Capital Partners, LP, Berg & Berg Enterprises, LLC and Trellus Management that provides in the event stockholders do not subscribe for 100% of the notes being offered in this prospectus, such persons will purchase all remaining notes for $1,000 per note. In consideration of this commitment, we have agreed to issue these persons warrants to purchase an aggregate of 1,500,000 shares of common stock on the same terms and conditions as the warrants issued in connection with the notes.

Shares of our common stock are quoted on the Over-the-Counter Bulletin Board quotation service under the symbol HKFIQ.PK. The last reported sale price of our common stock on June 13, 2008 was $1.30 per share. We do not plan to list the rights, the notes, or the warrants on any stock exchange, and we have no way of knowing whether a market will develop or be maintained for the rights, the notes, or the warrants.

This offering begins on the date of this prospectus and ends at 5:00 p.m., eastern time, on July 18, 2008. If you want to purchase the securities offered under this offering, you must submit the attached subscription certificate in accordance with the instructions on page 2.

Investing in these securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2008.

PROSPECTUS SUMMARY	1
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	8
THE RIGHTS OFFERING	8
DESCRIPTION OF AGREEMENT TO PURCHASE NOTES	10
DESCRIPTION OF FLOATING RATE SECURED NOTES	10
DESCRIPTION OF WARRANTS	20
DESCRIPTION OF OUR CAPITAL STOCK	22
FEDERAL INCOME TAX CONSEQUENCES	25
PLAN OF DISTRIBUTION	31
EXPERTS	31
LEGAL MATTERS	31
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	31
EX-4.3 SPECIMEN STOCK CERTIFICATE
EX-4.4 Indenture between Hancock Fabrics, Inc. and Deutsche Bank National Trust Company.
EX-4.5 Master Warrant Agreement between Hancock Fabrics, Inc. and Continental Stock Transfer & Trust Company.
EX-4.6 Specimen representing the Floating Rate Secured notes of Hancock Fabrics, Inc.
EX-4.7 Specimen representing the Warrants of Hancock Fabrics, Inc.
EX-4.8 Form of Subscription Certificate for Rights.
EX-5.1 Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. as to leality of securities being registered.
EX-10.45 Subscription Agent Agreement.
EX-23.1 CONSENT OF BURR, PILGER & MAYER LLP
EX-99.1 Form letter to stockholders.
EX-99.2 Form of letter to brokers.

We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in these securities, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of the securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before exercising your rights under this offering, you should carefully read this entire prospectus, including “Risk Factors” beginning on page 5 and the information incorporated by reference into this prospectus.

Our Company

Hancock Fabrics, Inc., a Delaware corporation, was incorporated in 1987 as a successor to the retail and wholesale fabric business of Hancock Textile Co., Inc., a Mississippi corporation and a wholly owned subsidiary of Lucky Stores, Inc., a Delaware corporation (“Lucky”). Founded in 1957, we operated as a private company until 1972 when we were acquired by Lucky. We became a publicly owned company as a result of the distribution of shares of common stock to the stockholders of Lucky on May 4, 1987.

We are a specialty retailer committed to serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. We are one of the largest fabric retailers in the United States, operating 269 stores in 37 states as of February 2, 2008.

Our executive offices are located at One Fashion Way, Baldwyn, Mississippi 38824, and our telephone number is (662) 365-6000.

On March 21, 2007, we filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. We filed our plan of reorganization with the bankruptcy court on June 10, 2008. The sale of the securities being offered in this prospectus is a component of our plan of reorganization and the securities must be sold in order for our company to emerge from bankruptcy.

Our Website

Our internet address is www.hancockfabrics.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) are made available free of charge on our website as soon as practicable after these documents are filed with or furnished to the Securities and Exchange Commission (“SEC”). Information contained on our website, however, is not part of this prospectus.

The Offering

Description of Rights

The “rights,” which are offered at no cost, allow our stockholders who owned at least 970 shares of our common stock on June 17, 2008 to buy floating rate secured notes with detachable warrants. Stockholders with at least 970 shares are receiving one right for every 970 shares of our common stock they owned on June 17, 2008. If you hold shares of our common stock in different accounts, your shares will not be aggregated for purposes of determining whether you own at least 970 shares on the record date or for purposes of calculating the number of rights you will receive in the offering. Each right entitles the holder to purchase one $1,000 principal amount note at a purchase price equal to the face amount of the note. Each note is accompanied by a warrant to purchase 400 shares of our common stock for an exercise price per share equal to the greater of (i) $1.00 and (ii) the volume weighted average trading price for 30 days prior to the 3rd business day before the issuance of the warrants.

For example, if you own 9,700 shares of our common stock, you have received ten rights in this rights offering. You can exercise your rights and purchase up to ten $1,000 notes with warrants exercisable for 4,000 shares of our common stock. The purchase price for your ten $1,000 notes will be $10,000, which is equal to the face amount of the notes.

Stockholders who hold fewer than 970 shares do not have a right to participate in this offering.

If you “exercise” your rights, that means you have offered to purchase at least some of the notes and warrants that the rights entitle you to purchase. If you exercise your rights “in full,” that means you have offered to purchase all of the notes and warrants available to you in this rights offering. There is no minimum number of rights that must be exercised in order for us to complete the rights offering.

A total of 20,000 rights are being offered. The rights entitle existing stockholders to purchase up to $20,000,000 of the floating rate secured notes. Warrants to purchase 8,000,000 shares of common stock will be issued in connection with the issuance of the $20,000,000 of notes.

The rights offering is contingent upon the effectiveness of our plan of reorganization and our entry into the senior credit facility.

How to Exercise or Transfer Your Rights

Upon receiving this prospectus, you can do the following:

•	EXERCISE your rights and buy the notes and warrants to which you are entitled;

•	TRANSFER your rights to someone else, so that person can buy the notes and warrants to which you would otherwise be entitled; or

•	do nothing with the rights, and let them LAPSE.

To EXERCISE some or all of your rights, you must complete and submit, and the subscription agent must receive, the attached subscription certificate before July 18, 2008. At the same time, you must provide payment for the principal amount of the notes. You should read the instructions under the heading “The Rights Offering — When and how you can exercise your rights” for more information about how to exercise your rights. Once the subscription materials have been submitted, you cannot revoke your decision to exercise your rights.

To TRANSFER some or all of your rights, you must properly endorse the subscription certificate and follow the instructions on the certificate.

Your rights will LAPSE if you do not exercise or transfer your rights before 5:00 p.m., Eastern Time, on July 18, 2008. Your rights have no use or value after they lapse.

Description of Agreement to Purchase Notes

We have entered into an agreement with Sopris Capital Partners, LP, Berg & Berg Enterprises, LLC and Trellus Management, who we refer to as the backstop purchasers, in which the backstop purchasers have agreed to purchase any of the notes being offered pursuant to this prospectus that are not sold to other stockholders. The purchase price for the notes and the other terms and conditions described in this prospectus would apply to such purchases. The backstop purchasers are currently stockholders of our company, and are members of the Official Committee of Equity Holders of Hancock Fabrics, Inc., which was formed in connection with the filing of our voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on March 21, 2007. In consideration of their commitment to purchase any of the notes that are not purchased by the other stockholders, we have agreed to issue warrants to purchase an aggregate of 1,500,000 shares of our common stock. The terms and conditions of these warrants are the same terms and conditions that apply to the warrants that are being issued in connection with the sale of the notes.

Description of the notes

Our $20,000,000 principal amount floating rate secured notes will be issued in denominations of $1,000 per note. The notes are not convertible. The notes will bear interest at an annual rate equal to LIBOR plus 4.50%, with the rate reset quarterly. Interest is payable quarterly and principal is due at maturity. The notes mature 5 years from the date of issuance.

We may elect to pay any or all of the first four quarterly interest payments by issuing additional notes, which we refer to as “in-kind notes.” If we elect to issue in-kind notes in lieu of part or all of the interest owed, the interest due will be equal to LIBOR plus 5.50% accrued on the outstanding principal during the interest accrual period. The in-kind notes may be issued in denominations of $1,000 or higher. The terms of these notes will be the same as the terms of our $20,000,000 notes, except that no warrants will be issued in connection with the issuance of such in-kind notes. These in-kind notes will mature at the same time as our $20,000,000 notes. Unless otherwise indicated, when we refer to the “notes” we mean both the $20,000,000 notes and the in-kind notes.

If there is a change in control of our company, we are required to offer to purchase the notes at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. We may redeem the notes, in whole and not in part, in the first two years at 102% and 101% of the principal amount plus accrued and unpaid interest, respectively. Thereafter, we may redeem the notes, in whole but not in part, at the face amount.

The notes will be secured by a junior lien on all of our assets. The notes will be subordinated in right of payment to our senior credit facility. We may make regularly scheduled payments of interest on the notes so long as there is no event of default under the senior credit facility, but may not repay principal due on the notes until our senior credit facility is paid in full.

Deutsche Bank National Trust Company serves as indenture trustee with respect to the notes pursuant to the terms of the Indenture, a copy of which is filed as an exhibit to our registration statement.

Description of the Warrants

A detachable warrant will be issued with each $1,000 note that is purchased. Warrants to purchase an aggregate of 8,000,000 shares of our common stock will be issued upon the sale of an aggregate of $20,000,000 principal amount of notes. Each warrant will entitle the holder to purchase 400 shares of our common stock at an exercise price per share equal to the greater of (i) $1.00 and (ii) the volume weighted average trading price for the 30 days prior to the 3rd business day before the date of issuance of the warrants. The exercise price is subject to adjustment to reflect dividends paid on common stock and upon the occurrence of certain events. The warrants expire 5 years after the issuance date. The warrants are detachable from the notes and may be freely transferred by the holder to another party.

Warrants to purchase an aggregate of 1,500,000 shares of our common stock will be issued to the backstop purchasers in consideration of their commitment to purchase any notes that are not purchased by the other stockholders of our company. The terms of these warrants will be the same as the warrants issued in connection with the purchase of the notes.

In the event of a change in control, if the change in control results in the warrants being converted into a right to receive cash, then the acquirer is required to purchase the warrants at a price equal to the greater of (i) the amount of the consideration to be received in the change of control less the exercise price and (ii) the Black-Scholes valuation of the warrants, assuming a risk free interest rate of 3.50% and 50% stock volatility. If the change in control results in the warrants being converted into a right to receive securities or cash and securities, the warrants will remain outstanding on the same terms and conditions as before the change in control.

Continental Stock Transfer & Trust Company serves as warrant agent with respect to the warrants pursuant to the terms of the Master Warrant Agreement, a copy of which is filed as an exhibit to our registration statement.

Description of the Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors.

Use of Proceeds

We intend to use all of the net proceeds we receive from this offering, combined with our senior credit facility together with available cash, to fund all required payments to enable us to emerge from bankruptcy.

Impact of this Offering on a Stockholder’s Ownership in Our Company

If you do not exercise any of your rights, the number of shares of our common stock you own will not change. However, your ownership percentage of our common stock will decline following the exercise of the warrants attached to the notes and the warrants issued in connection with our agreement with the backstop purchasers to purchase any notes that are not sold to the other stockholders.

No Listing on a Stock Exchange

The shares of our common stock are quoted on the Over-the-Counter Bulletin Board quotation service under the symbol HKFIQ.PK. We do not plan to list the rights, the notes, or the warrants on any stock exchange, and we have no way of knowing whether a market will develop or be maintained for the rights, the notes, or the warrants.

Tax Consequences

The rights provided in this offering will not cause you to recognize any taxable income. You also will not recognize taxable income upon the exercise of your rights. For a more complete discussion of tax consequences related to the rights, see “Federal Income Tax Consequences.”

Subscription Agent

We have appointed Wunderlich Securities, Inc. as our subscription agent for this offering. If you have any questions about this offering, including questions about how to exercise your rights, or if you would like extra copies of this prospectus or other documents, please call Jim Harwood with Wunderlich Securities, Inc. at (901) 251-2233. You may also contact Robert W. Driskell, Chief Financial Officer at our company by calling (662) 365-6000.

RISK FACTORS

Investing in the securities offered in this prospectus involves a high degree of risk. Before exercising your rights in this offering, you should carefully consider the risk factors set forth below, as well as the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K on file with the SEC incorporated by reference into this prospectus. The risks described in this prospectus and in our Annual Report are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to this Offering

No market currently exists for the rights, notes or warrants, and an active trading market for these securities may not develop.

The rights, notes and warrants are each a new issue of securities with no established trading market. We do not intend to list the rights, notes or warrants on any stock exchange. We cannot assure you that a market will develop or that you will be able to sell your rights, notes or warrants easily. An inactive or illiquid trading market could adversely affect the price of the rights, notes and warrants.

Stockholders who do not exercise their rights may suffer substantial dilution in ownership interest and voting power.

Each of the warrants that accompany the notes is exercisable for 400 shares of our common stock. In addition, in consideration of the agreement by our backstop purchasers to purchase all notes not sold to the other stockholders, we have agreed to issue warrants to them to purchase an additional 1,500,000 shares of common stock. If you choose not to exercise your rights in full to purchase the notes and warrants, and if other stockholders exercise their rights and subsequently elect to exercise their warrants for common stock, your relative ownership interest in our company will be further diluted. The stockholders who exercise their rights and subsequently exercise their warrants to purchase our common stock will receive common stock that has full voting rights. If you choose not to exercise your rights and other stockholders elect to exercise their rights and exercise their warrants, then your voting power will be diluted.

The IRS may not agree with the company’s allocation of purchase price between the notes and warrants.

For U.S. federal income tax purposes, the notes and warrants will be treated as investment units, and the issue price of a unit must be allocated between the note and warrant in order to determine the holder’s tax consequences. For each unit, we intend to allocate approximately $680 to each note and $320 to each warrant. Each holder will be bound by such allocation unless the holder properly discloses a different allocation on its tax return for the year the unit is acquired. We have not obtained a formal appraisal of the relative values of each note and warrant, and there is no assurance the IRS will accept our allocation. If the IRS challenges our allocation, the holder’s tax consequences of holding and disposing of the notes and warrants may differ from the consequences determined under our allocation. See “Federal Income Tax Consequences” beginning on page 25 for more information.

You will be required to pay U.S. federal income tax on the secured notes even if we do not pay cash interest.

None of the interest payments on the notes will be qualified stated interest for U.S. federal income tax purposes, even if we never exercise the option to pay interest by issuing the in-kind notes, because the notes provide us with the option to pay interest with either cash or the issuance of in-kind interest for any interest payment due during the first four quarters after issuance. Consequently, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and U.S. holders will be required to include the original issue discount in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. See “Federal Income Tax Consequences.”

You may not revoke your decision to exercise your rights after you send us your subscription certificate.

If you change your mind about exercising your rights, you may not revoke or change the amount of your exercise after you send in your subscription forms and payment.

Risks Relating to Our Securities

The notes are subordinate to our senior credit facility.

The notes will be expressly subordinated to our senior credit facility. We may make payments of scheduled interest on the notes so long as there is no event of default with respect to the senior credit facility, but may not make any principal payments on the notes until the senior credit facility is paid in full. The notes will have a junior lien security interest on substantially all of our assets. The notes will rank senior in right of payment to all of our future subordinated indebtedness and equal in right of payment with all of our existing and future senior indebtedness (other than the senior credit facility). In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

We may not have sufficient funds to pay our debt and other obligations.

Our cash, cash equivalents, short-term investments and operating cash flows may be inadequate to meet our obligations under the notes or our other obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, we will be in default under the notes, which could cause defaults under any other of our indebtedness then outstanding. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot be sure that we would be able to repay amounts due in respect of the notes if payment of those notes were to be accelerated following the occurrence of a “change in control” as described in the indenture. There may be other events that could hurt our financial condition that would not entitle you to have your notes repurchased by us.

The restrictive covenants in our debt instruments may limit our operating flexibility. If we fail to comply with these covenants, our lenders could declare a default under our indebtedness even though we may be able to meet our debt service obligations.

The instruments governing our indebtedness, including the notes, will impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in mergers or acquisitions. Substantially all of our assets will be subject to liens securing our senior credit facility and the notes. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the noteholders could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all of our debt to become immediately due and payable. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

We may be unable to repurchase the notes upon a change of control or upon receipt of excess proceeds from an asset sale.

If a change of control under the indenture occurs, we will be required to make an offer to purchase all the outstanding notes at a price equal to 101% of the principal amount of the notes, together with any accrued and unpaid interest and additional amounts, if any, to the date of repurchase. In such a situation we may not have sufficient funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we may be unable to obtain such financing on acceptable terms, if at all. In addition, our senior credit facility will restrict our ability to repurchase notes. Our failure to repay holders tendering notes upon a change of control or upon receipt of excess proceeds from an asset sale will result in an event of default under the notes. A change of control, or an event of default under the notes, may also result in an event of default under our other indebtedness, which may result in the acceleration of that indebtedness, requiring us to repay that indebtedness immediately. Any indebtedness we incur in the future may also prohibit certain events or transactions that would constitute a change of control under the indenture governing the notes.

The notes do not require us to achieve or maintain minimum financial results, the lack of which could negatively impact holders of the notes.

The notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Any such fluctuation may impact the trading price of the notes. In addition, developments in our business and operations could lead to a ratings downgrade which could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops.

If you hold warrants, you will not be entitled to any rights as a holder of our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold the warrants, other than the right to adjustments in the exercise price of the warrants upon certain events, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights as a holder of common stock if and when we deliver shares of common stock to you upon exercise of your warrants. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining stockholders of record entitled to vote on the amendment occurs prior to exercise of your warrants, you will not be entitled to vote on the amendment, although the common stock you receive upon exercise of your warrants will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and reflect our current views regarding matters such as operations and financial performance. In general, forward-looking statements are identified by such words or phrases as “anticipates,” “believes,” “could,” “approximates,” “estimates,” “expects,” “may,” “intends,” “predicts,” “projects,” “plans,” or “will” or the negative of those words or other terminology. Forward-looking statements involve inherent risks and uncertainties; our actual results could differ materially from those expressed in our forward-looking statements. The risks and uncertainties, either alone or in combination, that could cause our actual results to differ from those expressed in our forward-looking statements include, but are not limited to, those that are discussed above. Other risks not presently known to us, or that we currently believe are immaterial, could also adversely affect our business, financial condition or results of operations. Forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statement.

USE OF PROCEEDS

We estimate our net proceeds from the sale of notes and warrants will be approximately $19,900,000, after deducting estimated offering expenses payable by us. We intend to use all of the net proceeds we receive from this offering, combined with our senior credit facility together with available cash to fund all required payments to enable us to emerge from bankruptcy.

THE RIGHTS OFFERING

About the Rights

We are giving our stockholders, at no cost to them, rights that let them buy an aggregate of up to $20,000,000 principal amount of secured notes accompanied by warrants to purchase 8,000,000 shares of our common stock at an exercise price per share equal to the greater of (i) $1.00 and (ii) the volume weighted average trading price for the 30 days prior to the 3rd business day before the date of issuance of the warrants. Stockholders who own at least 970 shares of our common stock as of June 17, 2008, the record date, will receive one right to purchase a $1,000 secured note accompanied by a warrant to purchase 400 shares of common stock for each 970 shares of our common stock that they owned on the record date. If you hold shares of our common stock in different accounts, your shares will not be aggregated for purposes of determining whether you own at least 970 shares on the record date or for purposes of calculating the number of rights you will receive in the offering.

Stockholders who own fewer than 970 of our shares on the record date do not have the right to participate in this rights offering.

The rights offering is contingent upon the effectiveness of our plan of reorganization and our entry into the senior credit facility.

When and how you can exercise your Rights

This rights offering terminates on July 18, 2008. After the termination date, any rights still held by stockholders or their transferees will be void. Your rights are not considered exercised until July 18, 2008, the closing date of the rights offering, at which time our subscription agent must have received and accepted your subscription documents. You cannot revoke the exercise of your rights after the subscription agent receives your subscription documents.

Wunderlich Securities, Inc. will act as our subscription agent with respect to this offering. To exercise your rights, you must deliver the following to our subscription agent:

•	The completed subscription certificate that is attached to this prospectus;

•	Any required signature guarantees; and

•	Payment in full for the principal amount of the desired amount of notes.

You should send the attached subscription certificate and any notice of guaranteed delivery with payment for the notes and warrants you want to buy to our subscription agent.

Paying for your notes and warrants

The purchase price for each of the notes with a warrant attached is $1,000. You may only pay for the notes and warrants by:

•	money order, certified check or bank draft drawn upon a United States bank, each payable to our subscription agent, or

•	wire transfer of funds to the account maintained by our subscription agent.

The subscription agent will be deemed to have received your payment only upon receipt of any money order, certified check or bank draft or receipt of good funds in the subscription agent’s account. Any wire transfer of funds should clearly identify the stockholder exercising his or her rights.

Signature Guarantees

Signatures on the subscription certificate must be guaranteed by an eligible guarantor institution, such as a bank, broker, dealer, credit union, national securities exchange or savings association. Signature guarantees are also subject to the standards and procedures adopted by our subscription agent.

Signatures on the subscription certificate do not need to be guaranteed if the subscription certificate provides that the securities being purchased are to be delivered directly to the record owner of the rights or if the subscription certificate is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Shares held for others

Brokers, trustees, depositories or others holding common stock for another party should provide a copy of this prospectus to the beneficial owners of the shares as soon as possible. You must ascertain each beneficial owners’ intentions and obtain instructions with respect to the rights. If the beneficial owner wants to exercise his or her rights, you should complete the necessary subscription certificates and send them to the subscription agent with the proper payment.

If you are a beneficial owner of our common stock held by a holder of record, you should contact the holder of record and request that transactions be carried out in accordance with your instructions. Please note that brokers or other record holders may establish early deadlines for receiving instructions from beneficial holders that may be well in advance of the rights offering deadline.

Method of transferring rights

The rights are freely transferable; however, we do not intend to list the rights on any stock exchange and we cannot assure you that a market for the rights will develop or that any market which does develop will be active or can be sustained. We also do not know the prices at which the rights will trade.

All of the rights represented by one subscription certificate may be transferred by endorsing the subscription certificate for transfer. The endorsement must be made in accordance with the instructions attached to the certificate. Less than all of the rights represented by a subscription certificate (but not fractional rights) may be transferred by delivering the properly endorsed subscription certificate to the subscription agent with instructions to register the number of rights being transferred in the name of the transferee and to issue a new subscription certificate for that number of shares to the transferee. Then, a new subscription certificate representing the remaining rights will be issued to the original holder, or, if the rights holder so instructs, the new certificate may be issued to another transferee. Holders wishing to transfer all or a portion of their rights should allow enough time prior to the rights offering deadline.

BECAUSE THE RIGHTS OFFERING PERIOD IS LIMITED, ANY ATTEMPT TO TRANSFER YOUR RIGHTS MAY RESULT IN A DELAY THAT COULD CAUSE YOUR RIGHTS TO LAPSE BEFORE THEY ARE EXERCISED.

To transfer rights to any person other than a bank or broker, signatures on the subscription certificate must be guaranteed by an eligible guarantor institution.

Except for the fees charged by the subscription agent (which we will pay), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of rights will be paid for by the person incurring such fees. None of such commissions, fees or expenses will be paid by us or the subscription agent.

Our decisions are binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us. Our determinations will be final and binding. We reserve the right, in our sole discretion, to waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time that we may determine. We may also, in our sole discretion, reject the attempt to exercise any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within the time that we determine. Neither we nor the subscription agent will be under any duty to give notice of any defect or irregularity in connection with the submission of subscription certificates.

You should carefully read and follow the instructions accompanying the subscription certificate. Do not send subscription certificates to us. You may choose the method of delivery of subscription certificates and payment of the subscription price to the subscription agent, however, you must assume the risk associated with the delivery method you choose. If sent by mail, it is recommended that the certificates and payments be sent by registered mail, properly insured, with return receipt requested. You should also allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment at or prior to 5:00 p.m., Eastern Time, on July 18, 2008.

DESCRIPTION OF AGREEMENT TO PURCHASE NOTES

We have entered into an agreement with Sopris Capital Partners, LP, Berg & Berg Enterprises, LLC, and Trellus Management, who we refer to as the backstop purchasers, in which the backstop purchasers have agreed to purchase any of the notes being offered pursuant to this prospectus that are not sold to other stockholders. The purchase price for the notes and the other terms and conditions described in this prospectus would apply to such purchases. The backstop purchasers are currently stockholders of our company, and are members of the Official Committee of Equity Holders of Hancock Fabrics, Inc. In consideration of their commitment to purchase any of the notes that are not purchased by the other stockholders, we have agreed to issue warrants to purchase an aggregate of 1,500,000 shares of our common stock. The terms and conditions of these warrants are the same terms and conditions that apply to the warrants that are being issued in connection with the sale of the notes.

DESCRIPTION OF FLOATING RATE SECURED NOTES

The notes will be issued under an indenture dated as of June 17, 2008, between us and Deutsche Bank National Trust Company as trustee. The notes are not convertible. We have summarized the material terms and provisions of the indenture in this section.

The indenture is qualified under the Trust Indenture Act of 1939, as amended. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for additional information before you exercise your rights and buy any of the notes.

The notes are secured by a junior security interest in our assets, including, but not limited to our accounts, equipment, general intangibles, inventory and all of our additional property whether tangible or intangible, personal or mixed and proceeds and products thereof or therefrom.

Priority and subordination

The notes represent our senior obligations, ranking pari passu in right and priority of payment with all our existing and future senior indebtedness, except for our senior credit facility to which the notes are subordinate, and senior in right and priority of payment to all our indebtedness that is expressly subordinated to the notes. The notes and our other secured indebtedness will be effectively senior to our unsecured indebtedness to the extent of the value of the assets securing the secured indebtedness.

We have entered into a commitment letter for a senior credit facility to consist of revolving loans and letters of credit, with a maximum commitment of $100,000,000. General Electric Capital Corporation will act as agent, an issuing bank, and the syndication agent with respect to the facility. We will grant a senior lien on substantially all of our assets and those of our subsidiaries including without limitation all accounts, general intangibles, all goods such as inventory and equipment, all real property and fixtures, all chattel paper, all instruments such as promissory notes, all documents, all deposit accounts, all letters of credit, all present and future liens on assets, all investment property, all commercial tort claims, all other receivables, all records, and all products and proceeds of the foregoing. We refer to these items collectively as the “collateral”. Our senior credit facility will contain numerous covenants, including a covenant that restricts our ability to pay interest on the notes unless we meet certain financial covenants and are not otherwise in default under the senior credit facility, and a covenant that generally prohibits us from redeeming the notes. Our senior credit facility may be amended, supplemented, modified or restated from time to time including such as would increase the maximum commitment amount. All of our subsidiaries will be subject to many of the restrictive covenants set forth in the senior credit facility and indenture.

The notes are secured by a junior lien on the collateral. The indenture provides that the notes will be expressly subordinated to our senior credit facility. We may make regularly scheduled payments of interest on the notes so long as there is no event of default with respect to the senior credit facility, but may not make any principal payments on the notes until the senior credit facility is paid in full.

The notes are limited to $20,000,000 aggregate principal amount. The notes are issuable only in denominations and multiples of $1,000, and are scheduled to mature 5 years from the date of issuance. The notes will be issued with original issue discount for United States federal income tax purposes. See “Federal Income Tax Consequences — Original Issue Discount” for more information.

Interest on the notes will accrue at the rate of LIBOR plus 4.50% per annum, with the rate reset quarterly. Interest is payable quarterly. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. For the initial four quarterly payments, we may elect to issue in-kind notes in lieu of paying some or all cash interest that is owed for a principal amount. If we elect to issue in-kind notes in lieu of part or all of the interest owed, the interest due will be equal to LIBOR plus 5.50% accrued on the outstanding principal during the interest accrual period. No warrants will be attached to these notes, but otherwise the terms and conditions will be the same as the $20,000,000 notes, including the interest rate and the maturity date.

All payments of principal, interest and additional amounts, if any, made in connection with the notes will be made at the trustee’s office, unless we designate otherwise. The notes may be presented for transfer or exchange at the trustee’s office. We may change the payment office and the office where notes can be presented for transfer or exchange without prior notice, in which event we will notify the trustee of the location of the newly-designated offices.

Redemption and repurchase of the notes

Redemption of notes at our option

We may redeem the notes in whole or in part, for cash at any time after they are issued. If we redeem the notes within the first year after issuance, we must pay 102% of the principal amount of the notes, if we redeem the notes within the second year after issuance, we must pay 101% of the principal amount of the notes. For any redemptions made after the second year of issuance, we must pay 100% of the principal amount of the notes. In addition to paying the principal amount of the notes, we must also pay all accrued and unpaid interest and additional amounts, if any, on those notes.

If less than all of the notes are redeemed, the trustee will select which notes to redeem in compliance with the national securities exchange or market on which the notes are listed, or if not listed, as it deems fair and appropriate.

Notices of redemption will be mailed by first class mail to holders of the notes called for redemption at least 30 but not more than 60 days before the redemption date. If only a portion of the notes are called for redemption, the notice of redemption will state the amount of notes to be redeemed. On the redemption date, interest will stop accruing on the notes called for redemption unless we default in the payment of those notes.

Repurchase at the option of noteholders — change of control

The indenture and our senior credit facility generally prohibits us and our subsidiaries from engaging in any merger, consolidation or other business combination, except for business combinations between us and our wholly-owned, restricted subsidiaries, as well as selling substantially all of our assets. However, if we experience a change of control at any time, the noteholders will have the right to require us to repurchase some or all of their notes for 101% of the principal amount of their notes, plus accrued and unpaid interest and additional amounts, if any. A change of control means:

•	the transfer, in one transaction or a series of transactions, of all or substantially all of our assets to any person or group;

•	our liquidation or dissolution or the adoption of a plan by our stockholders relating to our liquidation or dissolution;

•	the acquisition by any person or group, other than the backstop purchasers, of more than 50% of beneficial ownership, directly or indirectly, of the voting power of our total outstanding voting stock;

•	a change in the majority of incumbent members of our board of directors within a two year period; or

•	our failure to own and control 100% of the voting power of the total outstanding voting stock of our subsidiaries.

Any action taken in accordance with the terms of our plan of reorganization, the issuance of the warrants or the conversion of the warrants into common stock will not constitute a change in control.

If a change of control occurs, we will mail by first class mail a change of control notice to each note holder, offering to repurchase their notes. The offer to repurchase the notes will remain open for at least 20 days, but will not be open for more than 40 days unless required by law. Within five business days of the end of the offer period, we will purchase the notes held by any note holder who accepted our repurchase offer. Payment for the repurchased notes will be made in the same manner as interest payments are made on the notes.

As discussed above, our senior credit facility prohibits the redemption of the notes for so long as the facility is outstanding. Therefore, we may not be permitted to redeem the notes in the event of a change in control, which could result in a default under the terms of the indenture.

Mandatory Redemption

Except in connection with the mandatory offer to repurchase the notes in the event of a change of control or a sale of all or substantially all of our assets, we are not required to make any mandatory redemption, purchase or sinking fund payments with respect to the notes before the maturity date.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Covenants

We will make certain affirmative and negative covenants in our senior credit facility that will require us to take certain actions and limit or prohibit us from taking certain other actions. The indenture contains substantially the same covenants. Set forth below is a summary of the covenants we have made in the indenture.

We have agreed to keep in full force and effect our existence and maintain in full force and effect all approvals necessary to carry on our business. We will not make certain corporate changes, such as changing our name, our mailing address, the locations of our business, or type of legal structure unless we give prior notice to the indenture trustee. We will not engage in any business other than our business as of the date of the issuance of the notes and any other business that is reasonably related to our existing business.

We covenant that we will comply in all material respects with all applicable laws, including laws regarding employee benefits, and will promptly pay all material taxes and assessments, unless such taxes are being contested in good faith. We covenant that we will maintain insurance with respect to the collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. We also agree to keep proper books and records in accordance with GAAP.

We will promptly notify the indenture trustee in writing of the details of (i) the occurrence of any default or event of default; (ii) any proposed name change or change in our principal office; and (iii) the opening of any new location. We will also provide annual financial information to the indenture trustee and the holders of the notes.

We covenant that we will not merge into or with or consolidate with any other person, except that any of our wholly-owned subsidiaries may merge with and into or consolidate with any other of our wholly-owned subsidiaries. We covenant not to liquidate or dissolve our business, unless such liquidation is in accordance with law, our assets will be distributed to our stockholders, and certain other conditions are met. We agree not to sell, issue, or dispose of any capital stock, indebtedness, or assets to any other person, except for the following:

•	dispositions of assets in the ordinary course of business;

•	the issuance of capital stock in connection with employee stock option or other equity plans;

•	the sublease of any real property that is leased by us;

•	granting licenses and sublicenses of intellectual property to one of our affiliates in the ordinary course of business;

•	any sale, issuance, assignment, lease, license, transfer, abandonment or other disposition of any capital stock or indebtedness or any assets to the extent permitted under the senior credit facility; and

•	the issuance of the 9,500,000 warrants and the shares of common stock issuable upon exercise of the warrants.

We covenant that we will not allow any security interest or lien on any of our assets, except for the following:

•	the security interests and liens granted in connection with our senior credit facility and in connection with the notes;

•	liens for taxes that are not yet due or are being contested in good faith;

•	non-consensual statutory liens arising in the ordinary course of our business to the extent such claims are with respect to debt that is not overdue or such claims are fully insured;

•	zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with our business;

•	capitalized leases and purchase money security interests in equipment and purchase money mortgages on real property;

•	pledges and deposits of cash in the ordinary course of business;

•	liens arising from operating leases, equipment or other materials which are not owned by us in the ordinary course of business;

•	liens or rights of setoff against credit balances with credit card issuers or processors in the ordinary course of business;

•	statutory or common law liens or rights of setoff of depository banks with respect to our funds at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with our deposit accounts;

•	judgments and other similar liens arising in connection with court proceedings that do not constitute an event of default;

•	security interests and liens that are permitted under our senior credit facility; and

•	non-consensual security interests and liens which are not permitted by the other provisions of the indenture to secure debt in an amount not to exceed $115,000 in the aggregate.

We covenant that we will not incur any debt, except for the following:

•	our senior credit facility and the notes;

•	purchase money debt with respect to equipment and real estate not to exceed $2,875,000 in the aggregate at any time outstanding;

•	intercompany indebtedness;

•	debt entered into in the ordinary course of business pursuant to a hedge agreement;

•	unsecured guarantees by us of the obligations of one of our affiliates arising pursuant to a lease from a third party in a bona fide arm’s length transaction of real property for use as a retail store location in the ordinary course of the business;

•	debt arising after the issuance of the notes not to exceed $20,000,000, so long as such debt is expressly subordinated to the notes and on the date of incurrence of such debt the pro forma interest coverage ratio is greater than 2.0; and

•	certain debt specifically premissible under the senior credit facility.

We covenant that we will not invest in or purchase the assets of another company, except for the following:

•	investments in cash and cash equivalents;

•	investments existing as of the date of the issuance of the notes;

•	loans to employees not to exceed $287,500

•	investments received in satisfaction of prior debts of another person;

•	acquisitions of businesses that meet certain criteria so long as all acquisitions in the aggregate do not exceed $34,500,000

•	investments in an affiliate;

•	loans by the company to one of its subsidiaries; and

•	certain other loans and advances that are specifically permitted under the senior credit facility.

We covenant that we will not make any cash dividends or distributions on our capital stock, or redeem any shares of our capital stock or warrants or options, make any payment in satisfaction of any of our subordinated debt, or make any payments to our affiliates, except as permitted in the indenture. These payments are referred to collectively as “restricted payments.” We may make the following restricted payments:

•	with respect to our capital stock, we may make distributions payable solely in additional shares of our capital stock;

•	our subsidiaries may make restricted payments to us;

•	we may repurchase capital stock consisting of common stock held by employees pursuant to any employee stock ownership plan upon the termination, retirement or death of any such employee in accordance with the provisions of such plan or upon the vesting of restricted stock in any such employee in accordance with the provisions of the restricted stock plan, provided, that certain conditions are met;

•	we may make restricted payments for the purpose of paying dividends and paying other distributions in respect of our capital stock or the repurchase of our capital stock in an amount not to exceed $1,150,000 in the aggregate in any calendar year and not to exceed $3,450,000 in the aggregate for so long as the notes are outstanding; and

•	we may make scheduled payments of principal and interest on all indebtedness that is permissible under the indenture.

We covenant to only enter into transactions with our affiliates in the ordinary course of business and upon terms no less favorable us than we would obtain in a comparable arm’s length transaction with an unaffiliated person, or as otherwise expressly permitted in the indenture.

We covenant not to prohibit or limit the ability of our subsidiaries to pay dividends or debt or make loans or advances or incur liens, except under certain circumstances.

Events of Default

The indenture provides that each of the following is an event of default:

•	default for 30 days in the payment of interest on, or additional amounts with respect to, the notes;

•	default in payment of the principal of the notes when due;

•	failure for 60 days to comply with any other provisions of the indenture or the notes after notice has been given to us by the trustee or to us and the trustee by holders of at least 50.1% in principal amount of the outstanding notes;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), which default (a) is caused by a failure to pay principal of, or interest on such indebtedness prior to the expiration of any applicable grace period provided in such indebtedness on the date of such default or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5,750,000 or more;

•	failure to pay final judgments against us or any of our subsidiaries totaling more than $5,750,000, which judgments are not paid, discharged or stayed for a period of 60 days;

•	Hancock or any of its significant subsidiaries declares bankruptcy; and

•	the security interest in the collateral is no longer in full force and effect or enforceable in accordance with its terms.

If any event of default occurs and is continuing, the trustee or the holders of at least 50.1% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately, including unpaid principal, accrued interest and additional amounts, if any. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if it determines that withholding notice is in accordance with applicable law and the noteholders’ interest.

Except as provided below, holders of at least a majority in principal amount of the outstanding notes may waive any existing default or event of default on behalf of all of the noteholders. This provision does not apply to a continuing default or event of default in paying the notes’ principal amount, additional amounts and interest, if any. Holders of a majority of the principal amount of the outstanding notes may also direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, or exercising any trust or power conferred on it.

We are required to deliver to the trustee annually an officers’ certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee an officers’ certificate statement specifying such default or event of default.

Subject to the subordination provisions of the indenture, a holder of our notes may only pursue a remedy under the indenture if:

•	the noteholder gives the trustee notice of a continuing event of default;

•	the holders of at least 50.1% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

•	such noteholder offers and, if requested, indemnifies the trustee against any loss, liability or expense;

•	the trustee does not comply with the request to pursue the remedy within 60 days after receipt of such request; and

•	during the 60-day period after receipt of the request to pursue the remedy, the holders of a majority in aggregate principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of our directors, officers, employees, incorporators or stockholders, as such, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Indemnification of the Trustee

We will indemnify the trustee against any and all losses, liabilities or expenses (including reasonable attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under the indenture and the security agreements, including the costs and expenses of enforcing the indenture and the security agreements against us and defending itself against any claim (whether asserted by us or any noteholder or any other person) or liability in connection with the exercise or performance of any of its powers or duties under the indenture or the security agreements, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.

Legal Defeasance

In order to exercise legal defeasance, in addition to satisfying certain conditions specifically set forth in the indenture, we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash or government securities, or a combination of both, in amounts sufficient to pay the principal of, and any interest and additional amounts on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be. In addition, we must deliver to the trustee an opinion of counsel confirming that the noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as if such legal defeasance had not occurred.

Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes. At our option, upon satisfying certain conditions, we may elect to have our obligations discharged with respect to the outstanding notes, except for (i) the rights of holders of outstanding notes to receive payments of the principal of, any interest and any additional amounts, on the notes when the payments are due, (ii) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith and (iv) the legal defeasance provisions of the indenture.

Amendment, Supplement and Waiver under the Indenture

Amendment and supplement of indenture without consent of the noteholders.

We and the trustee may amend or supplement the indenture, the notes or the security agreements without the consent of any noteholders to:

•	cure any ambiguity, defect or inconsistency;

•	provide for certificated notes in addition to or in place of uncertificated notes;

•	provide for the assumption of our obligations to the noteholders following a consolidation, merger or sale of assets;

•	make any change that would provide additional rights or benefits to the noteholders, to further secure the notes, to add to our covenants for the benefit of the noteholders or to surrender any right or power conferred upon us, or to make any change that does not adversely affect the legal rights of any noteholders under the indenture;

•	comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	add any additional guarantor or to release any guarantor from its subsidiary guaranty in accordance with the indenture.

Amendment and supplement of the indenture with consent of the noteholders

We and the trustee may amend or supplement the indenture, the notes and the security agreements with the consent of the holders of at least a majority in aggregate of the principal amount of notes then outstanding. However, we may not amend any provision of Article XI of the indenture that addresses subordination of the notes to the senior credit facility without the prior approval of the credit facility agent for so long as the senior credit facility remains outstanding. After the amendment, supplement or waiver becomes effective, we will mail to the holders of notes effected thereby a notice briefly describing the amendment, supplement or waiver.

The holders of a majority in aggregate principal amount of the notes then outstanding may waive any existing event of default or compliance in a particular incidence by us with any provision of the indenture, the notes or the security agreements. However, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or additional amounts payable with respect to any note, change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption or repurchase of the notes;

•	reduce the rate of or change the time for payment of interest, including default interest, on any note;

•	waive an event of default in the payment of principal of or interest on the notes (except a waiver of acceleration of the notes by the holders of a majority in aggregate principal amount of the outstanding notes and a waiver of a payment default that resulted from such acceleration);

•	make any note payable in money other than as stated in the notes;

•	make any change in the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest, or additional amounts on the note;

•	waive a redemption payment with respect to any note;

•	make a change in any of the amendment and waiver provisions of the indenture;

•	except as provided in the indenture, or in accordance with the terms of any subsidiary guaranty, release a guarantor from its obligations under its subsidiary guaranty or make any changes in the notes or the subsidiary guaranty that would change the ranking thereof to anything other than pari passu and right of payment to pari passu or senior indebtedness of us or the applicable guarantor;

•	release any collateral from the lien under the indenture or the security agreements except in accordance with the terms of the indenture; or

•	make any modification to the provisions in the indenture that would adversely affect the right to the holders to receive additional amounts as described thereunder.

Book-entry; Delivery; Form and Transfer

The notes initially will be in the form of a registered global note without interest coupons. Upon issuance, the global note will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s direct and indirect participants.

Transfer of beneficial interests in any global note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The global note may be transferred in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global note may be exchanged for note in certificated form in certain limited circumstances. See “— Transfer of Interests in the Global note for Certificated notes.”

Depository Procedures

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “direct participants”) and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities that clear through, or maintain, a direct or indirect custodial relationship with a direct participant (collectively, the “indirect participants”).

DTC has advised us that, pursuant to DTC’s procedures, DTC will maintain records of the ownership interests of its direct participants in the global note and the transfer of ownership interests by and between direct participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global note. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global note.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see “— Transfers of Interests in the Global note for Certificated notes.”

EXCEPT AS DESCRIBED IN “— TRANSFERS OF INTERESTS IN THE GLOBAL NOTE FOR CERTIFICATED NOTES,” OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

Under the terms of the indenture, we, our subsidiaries that guarantee our obligations under the notes, if any, and the trustee will treat the persons in whose names the notes are registered, including notes represented by the global note) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, interest and additional amounts, if any, on global note registered in the name of DTC or its nominee as the registered holder under the indenture.

Consequently, neither the trustee, our agents nor we has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or indirect participant’s records relating to the beneficial ownership interests in any global note; or

•	any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the global note as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or our subsidiaries that guarantee our obligations under the notes. Neither us, our subsidiaries that guarantee our obligations under the notes, if any, nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

Transfers of beneficial interests in the global note between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global note are credited and only in respect of such portion of the aggregate principal amount of the notes to which such direct participant or direct participants has or have given direction. However, if there is an event of default under the indenture, DTC reserves the right to exchange global note, without the direction of one or more of its direct participants, for notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See “— Transfers of Interests in the Global note for Certificated notes.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among direct participants, DTC is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the subsidiaries that guarantee our obligations under the notes, if any, or the trustee shall have any responsibility for the performance by DTC or its direct and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Transfers of Interests in the Global Note for Certificated Notes

The entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons, or certificated notes, if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes. In either such case, we will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interests in such global note, certificated notes will be issued to each person that such direct and indirect participants and DTC identify as being the beneficial owner of the related notes.

Beneficial interests in global note held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC by such direct participant, for itself or on behalf of an indirect participant, to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in the global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participants, in accordance with DTC’s customary procedures.

Neither we, the subsidiaries that guarantee our obligations under the notes, if any, nor the trustee will be liable for any delay by the holder of the global note or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

Same Day Settlement and Payment

The indenture requires that payments in respect of the notes represented by the global note, including principal, interest and additional amounts, if any, be made by wire transfer of immediately available same day funds to the accounts specified by the holder of the global note. With respect to certificated notes, we will make all payments of principal, interest and additional amounts, if any, wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

DESCRIPTION OF WARRANTS

General

Each $1,000 secured note will be accompanied by a warrant to purchase 400 shares of our common stock. Because no fractional shares will be issued, 8,000,000 shares may be issued if all of the notes offered in this rights offering are purchased and all of the attached warrants are exercised. In addition, we will issue warrants to Sopris Capital Partners, LP, Berg & Berg Enterprises, LLC, and Trellus Management to purchase an aggregate of 1,500,000 shares of our common stock in consideration of their agreement to purchase all notes that are not otherwise purchased by the stockholders.

The warrants are exercisable for a price equal to the greater of (i) $1.00 per share and (ii) the volume weighted average trading price for the 30 days prior to the 3rd business day before the date of issuance. The warrants may be exercised any time after the effective date of the registration statement for the underlying shares until 5 years from the date of issuance of the warrants, at which time they terminate and may no longer be exercised.

The warrants will be issued pursuant to a Master Warrant Agreement between us and Continental Stock Transfer & Trust Company, the warrant agent. The warrants are represented by warrant certificates, which are detachable and may be traded separately from the notes. The warrants are subject to the terms of the Master Warrant Agreement and may only be exercised or transferred in accordance with the terms thereof. A copy of the Master Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the Master Warrant Agreement for a more complete discussion of the terms of the warrants. We cannot assure you that a market will develop for the warrants.

Exercising the Warrants

The warrants may be exercised at any time after the effective date of the registration statement for the underlying shares, but before 5 years from the date of issuance of the warrants. The warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

To exercise some or all of your warrants, you must deliver the following items to Continental Stock Transfer and Trust Company, as the warrant agent:

•	notice of election to exercise;

•	the warrant certificate representing the warrants you wish to exercise; and

•	funds in the amount of the exercise price.

If fewer than all of the warrants represented by a warrant certificate are exercised, the original warrant certificate will be surrendered and the warrant agent will issue a new warrant certificate for the number of unexercised warrants.

Change in Control

In the event of a change in control, if the change in control results in the warrants being converted into a right to receive cash, then the acquirer is required to purchase the warrants at a price equal to the greater of (i) the amount of the consideration to be received in the change of control less the exercise price and (ii) the Black-Scholes valuation of the warrants, assuming a risk free interest rate of 3.50% and 50% stock volatility. If the change in control results in the warrants being converted into a right to receive securities or cash and securities, the warrants will remain outstanding on the same terms and conditions as before the change in control.

Anti-Dilution Provisions

The Master Warrant Agreement provides that the exercise price may be adjusted or the warrants may entitle a holder to purchase additional shares of our common stock in the event of certain events that would have the effect of diluting the interests of the holders of the warrants, including:

•	dividends or distributions payable on our common stock;

•	issuance or sale of common stock for consideration less than the exercise price of the warrants;

•	grants or sales of any rights, options or common stock equivalents for which common stock is issuable upon exercise, conversion or exchange at a price which is less than the exercise price of the warrants; and

•	subdivisions, combinations, reclassifications, recapitalizations, mergers and dispositions of all or substantially all of our assets.

DESCRIPTION OF OUR CAPITAL STOCK

Capital Stock

Our present authorized capital stock consists of 80 million shares of common stock, $0.01 par value per share, and 5 million shares of preferred stock, $0.01 par value per share (“preferred stock”). As of May 3, 2008, 19,400,012 shares of our common stock were outstanding. No shares of preferred stock are presently outstanding.

Common Stock

The holders of common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of common stock will exclusively possess all voting power. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. Subject to any preferential rights of any outstanding series of preferred stock designated by our board of directors from time to time, the holders of common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor, and upon liquidation will be entitled to receive pro rata all assets of our company available for distribution to such holders. No holder of common stock will have any pre-emptive right to subscribe to any kind or class of our securities.

Preferred Stock

Our board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series the number of shares to be included in the series and such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by our board of directors providing for the issuance of such series and as are permitted by the Delaware General Corporation Law.

Common Stock Purchase Rights

We have entered into a Common Stock Purchase Rights Agreement with Citizens and Southern Trust Company (Georgia), National Association, as Rights Agent (the “Rights Agreement”), intended to discourage accumulations of large blocks of our shares by persons intending to effect a merger with us or to engage in certain self-dealing transactions, in either case without obtaining the prior approval of our board of directors. Pursuant to the Rights Agreement, each share of common stock will also represent one common stock purchase right (a “Right”). The Rights expire in accordance with their terms in March 2011 and will not be exercisable or transferable apart from the shares of common stock until the earlier of (i) the tenth day after an announcement that a person or group has acquired beneficial ownership of 20% or more of our shares of common stock (such person or group being referred to as an “Acquiring Person”), or (ii) the tenth day after a person or group commences, or announces an intention to commence, a tender or exchange offer the consummation of which would result in beneficial ownership of 80% or more of our shares of common stock. Should the Rights become exercisable, the holder thereof may buy one share of our common stock at an exercise price of $24 per share, subject to adjustment.

If we were acquired in certain mergers or other business combinations, each Right would entitle its holder to purchase, at the exercise price of the Right, that number of shares of the common stock of the surviving corporation which at the time of such combination would have a market value of two times the exercise price of the Right. Alternatively, if an Acquiring Person were to acquire us by means of a reverse merger in which we and our shares of common stock survive, or to engage in certain self-dealing transactions, each Right not owned by the Acquiring Person would become exercisable for the number of our shares of common stock that, at that time, would have a market value of two times the exercise price of the Right.

The Rights are redeemable at $0.01 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of our shares of common stock.

Stock Options

As of February 2, 2008, we had options which were granted under our various stock option plans to purchase approximately 1,137,300 shares of our common stock at a weighted-average exercise price of $10.68 per share.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management.

Our bylaws provide that special meetings of the stockholders may be called only by a majority of the whole board or by the Chief Executive Officer.

Our board of directors is divided into three classes, with each class serving a staggered three-year term. The classification of our board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of our authorized directors, which could have the effect of delaying or preventing a change in our control or management.

Our bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum. In addition, our bylaws provide that our board of directors may fix the number of directors by resolution.

Our articles of incorporation do not provide for cumulative voting for directors. The absence of cumulative voting may make it more difficult for stockholders who own an aggregate of less than a majority of our stock to elect any directors to our board.

Our board of directors is expressly authorized to make, alter, amend or repeal our bylaws, subject to the right of our stockholders entitled to vote thereon, who also may adopt, amend or repeal our bylaws in accordance with Delaware law.

These and other provisions contained in our articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Limitations of Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Eleven of the company’s certificate of incorporation includes such a provision.

Article Ninth of the company’s Certificate of Incorporation (the “Certificate”) provides for indemnification, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent indemnification is broadened, as it may be amended), for each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company (or was serving at the request of the company as a director, officer, partner, member or trustee of another entity). Such indemnification extends to all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article Ninth provides that rights conferred thereby are contract rights and are not exclusive of any other rights that the indemnitee may acquire under any statute, provision of the Certificate or By-Laws of the company, agreement, vote of stockholders or disinterested directors, or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, NY 10004-1123.

Market Listing

Shares of our common stock are quoted on the Over-the-Counter Bulletin Board quotation service under the symbol HKFIQ.PK.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the principal United States federal income tax considerations of acquiring, owning, and disposing of notes or warrants that may be relevant to prospective investors. This summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice to any person purchasing and holding notes or warrants pursuant to this prospectus. The following discussion applies only to persons that hold the notes or warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a prospective investor or to certain classes of persons who are subject to special treatment under the United States federal income tax law, including, but not limited to, dealers in securities or currencies, banks, insurance companies, tax-exempt organizations, persons that hold the notes or warrants as a “hedge” against currency risks, as part of a “straddle” with other investments, or as part of a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, and persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, except as expressly indicated, the discussion is limited to the United States federal income tax consequences to initial holders of the notes and warrants. It does not consider the tax treatment of holders of an interest in pass-through entities that hold the notes or warrants nor does it include any description of the tax laws of any state, local, or foreign governments that may be applicable to the notes or warrants or holders thereof.

This summary is based upon the United States federal tax laws as in effect on the date of this prospectus. However, legislative, judicial or administrative changes or interpretations may occur that could repeal, overrule, or modify any of these authorities. Any such changes could be retroactive and, accordingly, could alter or modify the statements and conclusions set forth herein.

THIS DISCUSSION IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY INVESTOR FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE AND IS PRESENTED IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE TRANSACTIONS ADDRESSED HEREIN. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES TO SUCH INVESTOR, BASED ON THE INVESTOR’S PARTICULAR CIRCUMSTANCES, OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES OR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS. THE FOREGOING LANGUAGE IS INTENDED TO SATISFY THE REQUIREMENTS OF SECTION 10.35 OF TREASURY DEPARTMENT CIRCULAR 230.

Allocation of purchase price between notes and warrants

For U.S. federal income tax purposes, the notes and the warrants will be treated as investment units. The issue price of a unit for U.S. federal income tax purposes will be the first price at which a substantial amount of units is sold (excluding sales to bond houses, brokers or similar persons acting as underwriters, placement agents or wholesalers). In our case, the issue price will be equal to the principal amount of the note purchased. The issue price of a unit must be allocated between the notes and the warrants based on the company’s best judgment of the relative fair market values of each such component of the unit on the issue date. The company intends to allocate approximately $680 to each note and $320 to each warrant. Pursuant to Treasury

Regulations issued under provisions of the Code relating to original issue discount, referred to as the OID Regulations, each holder will be bound by such allocation for U.S. federal income tax purposes unless such holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of such unit that its allocation differs from that of the company. No assurance can be given that the Internal Revenue Service will accept the company’s allocation. If the company’s allocation were successfully challenged by the IRS, the issue price, original issue discount accrual on the note and gain or loss on the sale or disposition of a note or warrant would be different from that resulting under the allocation determined by the company.

Notes

U.S. Holders

The following discussion is limited to the United States federal income tax consequences relevant to a holder of a note that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to United States federal income tax regardless of the source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, i.e., a U.S. Holder.

In general (pursuant to the original issue discount rules described below), interest on a note will be taxable to a beneficial owner who is a U.S. Holder as ordinary interest income at the time it accrues.

Original Issue Discount

The notes will be issued with original issue discount, or OID, for United States federal income tax purposes. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership, and disposition of notes issued with OID and that mature more than one year from the date of issuance.

For United States federal income tax purposes, OID is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). Generally, the issue price of a note will equal the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than qualified stated interest payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because we have the option to pay interest by issuing in-kind notes during the first four quarters after issuance, the notes do not provide for the payment of qualified stated interest throughout their term. Therefore the stated redemption price at maturity will be the sum of the face amount of the notes and the total amount of interest provided for under the terms of the notes. Accordingly, the difference between the first price at which a substantial amount of the notes are sold and the total amount payable under those notes (principal and interest) will be OID that is includible in the gross income of a U.S. Holder of the notes on an annual basis. For purposes of the calculation of OID each year, the notes and the in-kind notes may be aggregated and treated as one debt instrument.

A U.S. Holder of a note with a maturity date more than one year from the date of issue must include OID in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of the cash payments attributable to such income, regardless of the U.S. Holder’s regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. Holder will be the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the note. The daily portion of OID is determined by allocating to each day in any accrual period (i.e., the interval between compounding dates) a ratable portion of the OID allocable to that accrual period. The amount of OID allocable to each accrual period generally is equal to the difference between the product of the note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period). The adjusted issue price of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the note that were not qualified stated interest payments.

A U.S. Holder who purchases a note for an amount that is greater than its adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest), will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that such U.S. Holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to the period.

Market Discount

If a U.S. Holder purchases a note for an amount that is less than its revised issue price, the U.S. Holder will be treated as having purchased such note at a market discount, unless such market discount is less than a specified de minimis amount. The revised issue price is the sum of the note’s issue price and the total amount of the OID includible in gross income for all holders of the note for periods before it was acquired by the U.S. Holder, determined without the reductions for acquisition premiums paid by earlier holders. Under the market discount rules, a U.S. Holder will be required to treat any principal payment, or any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such principal payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS and, therefore, should only be made in consultation with a tax advisor.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. Therefore, the election should only be made in consultation with a tax advisor.

Premium

If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest), the U.S. Holder may elect to treat such excess as amortizable bond premium. A U.S. Holder may elect to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor. In general, a U.S. Holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to the applicable Treasury Regulations. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the U.S. Hold as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. Holder’s total interest inclusions on the debt instrument in prior accrual period exceed the total amount treated by such U.S. Holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Election to Treat All Interest as OID

U.S. Holders generally may, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions. Because this election will affect how the U.S. Holder treats debt instruments other than the notes, it should be made only in consultation with a tax advisor.

Payments of Interest

For United States federal income tax purposes, any cash payment of interest will be treated first as a payment of OID to the extent of the OID that has accrued as of the date the payment is due and has not been allocated to prior payments, and second as a payment of principal. No portion of any payment is treated as prepaid interest.

Sale, Exchange, Redemption, Repayment, or Other Disposition of the notes

Upon the disposition of a note by sale, exchange, redemption, or repayment, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on such disposition and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by amounts includible in income as OID or market discount (if the U.S. Holder elects to include market discount in income on a current basis), and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on such note. Because the note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will constitute capital gain or loss. In the case of an individual, generally the maximum federal income tax rate applicable to capital gains is 15% if the property was held for more than one (1) year. Capital gains are subject to ordinary income tax rates if the property was not held for more than one year. Capital losses may only be deducted to the extent of a taxpayer’s capital gains, except that an individual may deduct an amount of capital losses equal to his capital gains plus $3,000. Unused capital losses may be carried to subsequent years.

Non-U.S. Holders

The following is a brief summary of the United States federal income tax consequences that may be applicable to a holder of a note other than a U.S. Holder, i.e., a Non-U.S. Holder. For purposes of the following discussion, interest (including OID) and gain on the sale, exchange, or other disposition of a note will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) if a tax treaty applies, attributable to a permanent establishment in the United States.

Interest and OID

In general, any interest paid or OID accrued to a Non-U.S. Holder of a note will not be subject to United States federal income tax if the interest or OID is not U.S. trade or business income.

Sale, Exchange, Repayment, Retirement, or Other Disposition of the notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, repayment, retirement, or other disposition of a note will not be subject to United States federal income or withholding taxes unless (i) such gain is U.S. trade or business income, or (ii) in the case of an individual, such Non-U.S. Holder is or is treated as being present in the United States for 183 days or more during the year and certain other conditions are met.

Warrants

U.S. Holders

The following discussion is limited to the United States federal income tax consequences relevant to a holder of a warrant that is a U.S. Holder (see ‘‘— notes — U.S. Holders”).

Basis and Holding Period

The basis of each warrant acquired through purchase of a unit will equal its pro rata (based on the relative values of the notes and warrants acquired) portion of the issue price of the unit, as described above. The holding period of the warrant will generally begin at the time the unit is purchased.

Exercise of Warrants

No gain or loss will be recognized by a holder of warrants upon the exercise of the warrants. The holding period of common stock acquired by a holder upon exercise of warrants will begin upon the exercise of the warrants. The tax basis of common stock acquired upon the exercise of the warrants will be equal to the sum of the basis of the warrants exercised and the exercise price paid for such shares of common stock.

Sale or Exchange

Upon the sale or taxable exchange of warrants, the holder will recognize gain or loss equal to the difference between the amount realized from such sale or exchange and the holder’s adjusted tax basis in the warrants. Assuming that common stock which would have been acquired by the holder if he or she had exercised the warrants would be a capital asset in the hands of the holder, the resulting gain or loss will be a capital gain or loss. Any such capital gain or loss will be subject to the same rules described above with respect to a sale or other disposition of notes.

Expiration of Warrants

A holder who allows warrants to expire without being exercised will be treated as having disposed of the warrants in a taxable exchange on the date of expiration. Accordingly, such a holder will recognize loss equal to the holder’s basis in the warrants. If the shares of common stock which would have been acquired by the holder upon exercise of the warrants would have been a capital asset in the hands of the holder, the loss recognized upon expiration of the warrants will be a capital loss.

Adjustments to Conversion Ratio or Exercise Price

Section 305 of the Code requires that certain actual or constructive distributions of a company’s stock to holders of the company’s stock, convertible securities or warrants be recognized as a taxable dividend. Regulations promulgated under Section 305 provide that an adjustment in the conversion ratio or exercise price of warrants made pursuant to a bona fide, reasonable formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a taxable dividend. However, the regulations further provide that an adjustment to the conversion ratio or exercise price to compensate warrant holders for a taxable distribution to the stockholders will not be considered as made pursuant to such a formula. Any adjustment in the exercise price or conversion ratio of the warrants to reflect taxable distributions on the common stock would be treated as a constructive distribution of stock to the holders of the warrants and would be taxable as a dividend to the extent of current or accumulated earnings and profits of the company. The amount of the dividend to a holder of the warrants resulting from such an adjustment would be measured by the fair market value of the additional common stock (or fraction thereof) that would be obtainable as a result of the adjustment. There can be no assurance and none is hereby given that an adjustment to the conversion ratio or exercise price of the warrants will not result in a taxable dividend.

Non-U.S. Holders

If U.S. Trade or Business Income

If income or gain from a warrant would be “U.S. trade or business income” (see, “— notes — Non-U.S. Holders”) to a holder of a warrant that is a Non- U.S. Holder, the U.S. federal income tax consequences to such Non-U.S. Holder of acquiring, holding and disposing of the warrants will be substantially the same as to a U.S. Holder.

If Not U.S. Trade or Business Income

If income or gain from a warrant would not be “U.S. trade or business income” to a holder of a warrant that is a Non-U.S. Holder: (a) the Non-U.S. Holder will not recognize any gain on the exercise of the warrants; and (b) income or gain recognized by the Non-U.S. Holder on a taxable sale or exchange will not be subject to United States federal income or withholding taxes unless, in the case of an individual, such Non-U.S. Holder is or is treated as being present in the United States for 183 or more days during the year and certain other conditions are met.

Information Reporting And Backup Withholding

U.S. Holders

The company may be required to report annually to the IRS and to each U.S. Holder the amount of OID and any payments of interest made in respect of the notes to a U.S. Holder who is not an exempt recipient, or who does not establish an exemption. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. In addition, backup withholding of United States federal income tax at a rate of 28% may apply to OID and interest payments made in respect of the notes to U.S. Holders who are not exempt recipients and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner.

Non-U.S. Holders

The company may be required to report annually to the IRS and to each Non-U.S. Holder of a note the amount of interest paid or OID accruing to, and any amount of tax withheld with respect to, each Non-U.S. Holder. This information also may be made available to tax authorities in the country in which the Non-U.S. Holder resides in accordance with the provisions of an applicable income tax treaty.

Information reporting and backup withholding will not apply to interest payments or OID on the notes if the Non-U.S. Holder has provided the required certification that it is not a United States person or has otherwise established an exemption, provided that the company does not have actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied.

Sale of Note or Warrant

Payment of the proceeds from a sale of a note or warrant to or through a broker generally will be subject to information reporting unless the holder is an exempt recipient (for instance, a Non-U.S. Holder can certify under penalties of perjury its non-U.S. status) or otherwise establishes an exemption from information reporting. In addition, backup withholding of United States federal income tax at a rate discussed above may apply to proceeds from a sale of a note or warrant by holders who are not exempt recipients, and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

On or after June 19, 2008, we will distribute copies of this prospectus to holders of record of at least 970 shares of our common stock. If you want to exercise some or all of your rights, you must complete and submit the subscription certificate attached to this prospectus and provide payments for the notes and accompanying warrants before July 18, 2008. Please read the instructions on page 2 for more information on how to exercise your rights. We do not plan to list the rights, notes or warrants on any stock exchange, and we have no way of knowing whether a market will develop or be maintained for these securities.

EXPERTS

Our financial statements for the years ended February 2, 2008 and February 3, 2007, as well as the financial statement schedules listed in the Index to the Annual Report on Form 10-K at Part IV, Item 15(a) 2 as of and for the years ended February 2, 2008 and February 3, 2007, are incorporated within this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 in reliance upon the report of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Baker Donelson Bearman Caldwell & Berkowitz, P.C., 165 Madison Suite 2000, Memphis, Tennessee 38103.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.hancockfabrics.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

The SEC allows us to incorporate by reference certain information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The following documents we filed with the SEC under the Exchange Act are incorporated herein by reference:

(1) Our Annual Report on Form 10-K for our fiscal year ended February 2, 2008, as filed with the SEC on April 17, 2008.

(2) All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by our annual report on Form 10-K for our fiscal year ended February 2, 2008.

We will provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. Requests for these reports or documents should be directed to Secretary, One Fashion Way, Baldwyn, MS 38824. We will not send exhibits to these filings unless we have specifically incorporated the exhibit by reference into the filing.

We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

Hancock Fabrics, Inc.

Transferable Rights to Purchase $20,000,000 Floating Rate Secured Notes
&Warrants to Purchase 9,500,000 Shares of Common Stock

PROSPECTUS

June 19, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the Securities and Exchange Commission (“SEC”) registration fee are estimated.

SEC Registration Fee	$1,374
Blue Sky Fees and Expenses	5,000
Indenture Trustee Fees	8,000
Subscription Agent Fees	25,000
Printing and Engraving Expenses	5,000
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	35,000
Miscellaneous Expenses	5,000

Total	$99,374

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Eleven of the company’s certificate of incorporation includes such a provision.

Article Ninth of the company’s Certificate of Incorporation (the “Certificate”) provides for indemnification, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent indemnification is broadened, as it may be amended), for each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company (or was serving at the request of the company as a director, officer, partner, member or trustee of another entity). Such indemnification extends to all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article Ninth provides that rights conferred thereby are contract rights and are not exclusive of any other rights that the indemnitee may acquire under any statute, provision of the Certificate or By-Laws of the company, agreement, vote of stockholders or disinterested directors, or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index.

Item 17.	Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baldwyn, State of Mississippi, on June 19, 2008.

HANCOCK FABRICS, INC.

By:	/s/ Robert W. Driskell
Robert W. Driskell
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 19, 2008:

/s/ Jane F. Aggers* Jane F. Aggers President, Director and Chief ExecutiveOfficer (Principal Executive Officer)		/s/ Wellford L. Sanders* Wellford L. Sanders Director

/s/ Robert W. Driskell Robert W. Driskell Chief Financial Officer (Principal Financial and Accounting Officer)		/s/ Donna L. Weaver* Donna L. Weaver Director

/s/ Don L. Frugé* Don L. Frugé Director		/s/ Bernard J. Wein* Bernard J. Wein Director

/s/ Roger T. Knox* Roger T. Knox Director

*By:	/s/ Robert W. Driskell Robert W. Driskell Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

3.1	a	Certificate of Incorporation.
3.2	d	By-Laws.
3.3	s	Amended and Restated By-Laws, effective July 3, 2007.
4.1	g	Amended and Restated Rights Agreement with Continental Stock and Transfer Company, dated March 23, 1987, and amended and restated most recently on March 4, 2001.
4.2	b	Agreement with Continental Stock and Transfer Company (as Rights Agent) dated July 16, 1992.
4.3	*	Specimen representing the Common Stock, par value $0.01 per share, of Hancock Fabrics, Inc.
4.4	*	Indenture between Hancock Fabrics, Inc. and Deutsche Bank National Trust Company.
4.5	*	Master Warrant Agreement between Hancock Fabrics, Inc. and Continental Stock Transfer & Trust Company.
4.6	*	Specimen representing the Floating Rate Secured notes of Hancock Fabrics, Inc.
4.7	*	Specimen representing the Warrants of Hancock Fabrics, Inc.
4.8	*	Form of Subscription Certificate for Rights.
5.1	*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. as to legality of securities being registered.
10.1	d	Form of Indemnification Agreement, dated June 8, 1995, for each of Don L. Frugé and Donna L. Weaver.
10.2	e	Form of Indemnification Agreements for Bruce D. Smith dated December 10, 1996, Larry D. Fair dated June 8, 1995, William A. Sheffield, Jr. dated June 13, 1996, and William D. Smothers dated July 8, 1995.
10.3	e	Form of Agreements (deferred compensation) with Bruce D. Smith dated December 10, 1996, Larry D. Fair dated June 13, 1996, William A. Sheffield, Jr. dated June 13, 1996, and William D. Smothers dated June 9, 1988.
10.4	e	Form of Severance Agreements with Bruce D. Smith dated December 10, 1996 and Larry D. Fair, William A. Sheffield, Jr., and William D. Smothers dated May 4, 2002.
10.5	e	Form of Agreements to Secure Certain Contingent Payments with Bruce D. Smith dated December 10, 1996.
10.6	c	Supplemental Retirement Plan, as amended.
10.7	e	1996 Stock Option Plan.
10.8	e	Extra Compensation Plan.
10.9	f	Indemnification Agreement for Roger T. Knox dated June 21, 1999.
10.10	f	Form of Agreement and Renewal of Severance Agreement for Bruce D. Smith dated May 4, 1999.
10.11	h	2001 Stock Incentive Plan.
10.12	i	Officer Incentive Compensation Plan as amended.
10.13	i	Amended and Restated 1995 Restricted Stock Plan and Deferred Stock Unit Plan.
10.14	j	Employment Agreement with Jane F. Aggers, dated as of December 15, 2004.
10.15	k	2004 Special Stock Plan.
10.16	j	Amendment to Agreement and Agreement to secure Certain Contingent Payments with Bruce D. Smith, dated as of March 15, 2005.
10.17	j	Form of Indemnification Agreement, dated September 23, 2004 for Wellford L. Sanders, Jr. and June 10, 2004 for Bernard J. Wein.
10.18	l	Loan and Security Agreement (“Wachovia Credit Facility”), dated June 29, 2005, by and among Hancock Fabrics, Inc., HF Merchandising Inc., Hancock Fabrics of MI, Inc., hancockfabrics.com, Inc., Hancock Fabrics, LLC, HF Enterprises, Inc., HF Resources, Inc. and Wachovia Bank, National Association, in its capacity as agent.

Exhibit
Number		Description

10.19	l	Pledge and Security Agreement, dated June 29, 2005, by Hancock Fabrics, Inc., to and in favor of Wachovia Bank, National Association, in its capacity as agent.
10.20	l	Pledge and Security Agreement, dated June 29, 2005, by HF Resources, Inc., to and in favor of Wachovia Bank, National Association, in its capacity as agent.
10.21	l	Pledge and Security Agreement, dated June 29, 2005, by HF Enterprises, Inc., to and in favor of Wachovia Bank, National Association, in its capacity as agent.
10.22	l	Trademark Collateral Assignment and Security Agreement, dated June 29, 2005, by and among HF Enterprises, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.23	l	Guarantee, dated June 29, 2005, by Hancock Fabrics, Inc., HF Merchandising Inc., Hancock Fabrics of MI, Inc., hancockfabrics.com, Inc., Hancock Fabrics, LLC, HF Enterprises, Inc. and HF Resources, Inc. in favor of Wachovia Bank, National Association, in its capacity as agent.
10.24	l	Deposit Account Control Agreement, dated June 29, 2005, by and among BancorpSouth Bank, Hancock Fabrics, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.24	l	Deposit Account Control Agreement, dated June 29, 2005, by and among BancorpSouth Bank, Hancock Fabrics, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.25	l	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixtures, dated June 29, 2005, by and from Hancock Fabrics, Inc. to Donald G. Ogden for the benefit of Wachovia Bank, National Association, in its capacity as agent.
10.26	l	Affiliate Subordination Agreement, dated June 29, 2005, by and among Wachovia Bank, National Association, in its capacity as agent, HF Resources, Inc. and HF Enterprise, Inc.
10.27	m	First Amendment to Wachovia Credit Facility dated July 26, 2005.
10.28	n	2005 Stock Compensation Plan for Non-Employee Directors.
10.29	o	Amendment to Employment Agreement with Jane F. Aggers, dated December 15, 2004.
10.30	o	Amendment No. 1, dated December 9, 2005, to the Amended and Restated Rights Agreement.
10.31	u	Severance agreement with Kathleen Kennedy, dated March 15, 2006.
10.32	p	Amendment No. 2, dated March 20, 2006, to the Amended and Restated Rights Agreement.
10.33	p	Amended and Restated Rights Agreement with Continental Stock Transfer and Trust Company.
10.34	u	2001 Stock Incentive Plan, as amended.
10.35	u	Severance agreement with Gail Moore, dated June 12, 2006 Fifth Amendment to Wachovia Credit Facility dated October 31, 2006.
10.36	q	Fifth Amendment to Wachovia Credit Facility dated October 31, 2006.
10.37	u	Fifth Amendment to Wachovia Credit Facility dated October 31, 2006 Fifth Amendment to Wachovia Credit Facility dated October 31, 2006.
10.38	u	Amendment No. 1 to Ratification and Amendment Agreement, and Amendment No. 7 to Wachovia Credit Facility, dated April 19, 2007.
10.39	u	Severance agreement with Kathleen Kennedy, dated May 9, 2007.
10.40	u	Amended and restated, Deposit Account Control Agreement, dated May 24, 2007, by and among BancorpSouth Bank, Hancock Fabrics, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.41	r	Loan and Security Agreement (Ableco Facility), dated June 15, 2007.
10.42	u	Form of Amendments and Renewals of Severance Agreements for Larry D. Fair, William A. Sheffield and William D. Smothers, Jr. dated March 16, 2005.
10.43	u	Form of Amendments to the Deferred Compensation Agreements for Larry D. Fair, William A. Sheffield, Jr. and William D. Smothers dated December 22, 2005.
10.44	t	GE Capital Commitment letter, dated April 9, 2008.

Exhibit
Number		Description

10.45	*	Subscription Agent Agreement.
10.46	v	Commitment Letter with Backstop Purchasers.
10.47	v	Fee Letter with Backstop Purchasers.
21.1	u	Subsidiaries of the Registrant.
23.1	*	Consent of Burr, Pilger & Mayer LLP.
23.2	*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibit 5.1).
24.1	*	Powers of attorney (included on signature page of the Registrant’s Form S-1 filed with the Commission on May 16, 2008).
99.1	*	Form of letter to stockholders.
99.2	*	Form of letter to brokers.

*	Filed herewith.

Incorporated by reference to (Commission file number for Section 13 reports is 001-9482):

a	Form 10-K dated April 27, 1992.

b	Form 10-K dated April 26, 1993.

c	Form 10-K dated April 24, 1995.

d	Form 10-K dated April 22, 1996.

e	Form 10-K dated April 22, 1997.

f	Form 10-K dated April 25, 2000.

g	Form 8-K dated April 6, 2001.

h	Form S-8 dated September 7, 2001.

i	Form 10-K dated April 28, 2003.

j	Form 10-K dated April 15, 2005.

k	Form S-8 dated April 14, 2005.

l	Form 8-K dated July 6, 2005.

m	Form 10-Q dated September 8, 2005.

n	Form S-8 (File No. 333-128432) dated September 20, 2005.

o	Form 8-K dated December 9, 2005.

p	Form 8-K dated March 20, 2006.

q	Form 8-K dated November 1, 2006.

r	Form 8-K dated June 20, 2007.

s	Form 8-K dated July 5, 2007.

t	Form 8-K dated April 10, 2008.

u	Form 10-K dated April 17, 2008.

v	Form 8-K dated May 30, 2008.

Denotes management contract or compensatory plan or arrangement.